                                                                  EXHIBIT 99.1




                  Information, Financial Statements, and Exhibits
                     Required by Form 11-K in accordance with
                               Rule 15d-21 under the
                          Securities Exchange Act of 1934




                    For the Fiscal Years Ended December 31, 1997
                               and December 31, 1996


                          Delphi Information Systems, Inc.
                          Cash Option Profit Sharing Plan


                          DELPHI INFORMATION SYSTEMS, INC.
                         ---------------------------------

        The principal executive offices of Delphi Information Systems, Inc. are located at 3501 Algonquin Road, Rolling Meadows, Illinois 60008

                                     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934 the Committee has duly caused this annual Report to be signed by the undersigned thereunto duly authorized.


                              DELPHI INFORMATION SYSTEMS, INC.
                              Cash Option Profit Sharing Plan




Date:  June 29, 1998               Signature /s/ Reid Simpson
      --------------                         ----------------------------
                                                 Reid Simpson
                                       Vice President-Administration and CFO

                      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Trustees of
Delphi Information Systems, Inc.
Cash Option Profit Sharing Plan


We have audited the accompanying statements of net assets available for benefits of Delphi Information Systems, Inc. Cash Option Profit Sharing Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets of the Plan as of December 31, 1997 and 1996 and the changes in its net assets for the years then ended, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations of Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the Statements of Changes in Net Assets Available for Benefits is presented for purposes of additional analysis rather than to present the changes in net assets available for plan benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

The schedule of assets held for investment purposes as of December 31, 1997, and the schedule of reportable transactions for the year ended December 31, 1997, do not disclose the historical cost of the Plan's investments. Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.


                              ARTHUR ANDERSEN LLP


Chicago, Illinois
June 10, 1998

                          DELPHI INFORMATION SYSTEMS, INC.
                          Cash Option Profit Sharing Plan

                  STATEMENT OF NET ASSETS AVAILABLE FOR  BENEFITS
                              As of December 31, 1997

            (Employer Identification Number 77-0021975, Plan Number 001)







               ASSETS:
                    Investments (Note2):

                         Delphi Common Stock             $     30,700

                         Stable Value Fund                  1,228,922

                         Income Fund                           21,731

                         Pathway Series-Balanced              556,997

                         Pathway Series-Conservative            2,149

                         Growth and Income Fund               813,916

                         Global Fund                           78,456

                         Large Company Growth Fund          2,137,210

                         Development Fund                      39,049

                         Participant Loans                     78,379
                                                         ------------

               Net assets available for benefits         $  4,987,509
                                                         ------------
                                                         ------------


The accompanying Notes are an integral part of this statement.

                          DELPHI INFORMATION SYSTEMS, INC.
                          Cash Option Profit Sharing Plan

                   STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                              As of December 31, 1996

            (Employer Identification Number 77-0021975, Plan Number 001)







                    ASSETS:
                         Investments, at fair value:

                              Delphi
                              Common Stock               $     23,300

                              Guaranteed
                              Long Term
                              Account                       1,209,123

                              Guaranteed
                              Government
                              Securities
                              Account                          83,268

                              Income and
                              Growth
                              Account                         928,399

                              Growth
                              Opportunities
                              Account                       2,534,058

                              Participant Loans               158,888

                              Total investments             4,937,036

                         Participants'
                              contributions
                              receivable                       15,905
                                                         ------------

                    Net assets available for benefits    $  4,952,941
                                                         ------------
                                                         ------------



           The accompanying Notes are an integral part of this statement.

                          DELPHI INFORMATION SYSTEMS, INC.
                          Cash Option Profit Sharing Plan

                    STATEMENT OF CHANGES IN NET ASSETS AVAILABLE
                        FOR BENEFITS, WITH FUND INFORMATION
                        For the Year Ended December 31, 1997

            (Employer Identification Number 77-0021975, Plan Number 001)




                                                  ---------------------------------------------------------------------------
                                                  ---------------------------------------------------------------------------
                                                                  CIGNA      Fidelity
                                                     CIGNA     Guaranteed     Income       Fidelity
                                                  Guaranteed   Government       and         Growth        Delphi       Stable
                                                  Long Term    Securities     Growth    Opportunities     Common       Value
                                                   Account      Account      Account       Account        Stock         Fund
                                                  ---------------------------------------------------------------------------
ADDITIONS:
     Contributions:
        Participants                                 $59,594       $7,520     $50,170        $116,358    $21,191      $15,917

     Investment Income:
        Net appreciation(depreciation) in fair
           value of investments                            0        2,050     143,524         497,184    (20,247)           0
        Interest and dividends                        41,107          211         565           1,553         27       32,723
                                                  ---------------------------------------------------------------------------
           Total investment income/(loss)             41,107        2,261     144,089         498,737    (20,220)      32,723
                                                  ---------------------------------------------------------------------------
           Total additions                           100,701        9,781     194,259         615,095        971       48,640
                                                  ---------------------------------------------------------------------------

DEDUCTIONS:
     Benefits paid to participants                  (234,554)     (15,359)   (377,719)       (887,891)   (10,237)     (73,250)
     Other expenses                                        0            0           0               0     (1,707)         (81)
                                                  ---------------------------------------------------------------------------
           Total deductions                         (234,554)     (15,359)   (377,719)       (887,891)   (11,944)     (73,331)
                                                  ---------------------------------------------------------------------------

LOANS ISSUED TO PARTICIPANTS                         (27,000)      (1,000)          0               0          0       (2,270)
LOAN PRINCIPAL REPAYMENTS                              9,298        1,539       7,677          10,649        156        8,535
TRANSFERS TO THE PLAN                                      0            0           0               0          0      115,380
INTERFUND TRANSFERS                               (1,062,005)     (79,032)   (756,345)     (2,278,546)    17,916    1,131,968
                                                  ---------------------------------------------------------------------------
NET INCREASE (DECREASE)                           (1,213,560)     (84,071)   (932,128)     (2,540,693)     7,099    1,228,922

NET ASSETS AVAILABLE FOR PLAN BENEFITS
     Beginning of year                             1,213,560       84,071     932,128       2,540,693     23,601            0
                                                  ---------------------------------------------------------------------------
     End of year                                          $0           $0          $0              $0    $30,700   $1,228,922
                                                  ---------------------------------------------------------------------------
                                                  ---------------------------------------------------------------------------

                                                  --------------------------------------------------------------
                                                  --------------------------------------------------------------
                                                                                              Growth
                                                                  Pathway      Pathway          and
                                                      Income      Series-      Series-        Income     Global
                                                       Fund      Balanced   Conservative       Fund       Fund
                                                  --------------------------------------------------------------
ADDITIONS:
     Contributions:
        Participants                                 $17,190       $4,364         $2,121      $51,993    $53,064

     Investment Income:
        Net appreciation(depreciation) in fair
           value of investments                           (2)     (15,746)           (58)     (13,788)   (13,207)
        Interest and dividends                           706        8,785             86       62,471     12,590
                                                  --------------------------------------------------------------
           Total investment income/(loss)                704       (6,961)            28       48,683       (617)
                                                  --------------------------------------------------------------
           Total additions                            17,894       (2,597)         2,149      100,676     52,447
                                                  --------------------------------------------------------------

DEDUCTIONS:
     Benefits paid to participants                         0     (116,902)             0            0          0
     Other expenses                                        0           (6)             0            0          0
                                                  --------------------------------------------------------------
           Total deductions                                0     (116,908)             0            0          0
                                                  --------------------------------------------------------------

LOANS ISSUED TO PARTICIPANTS                             (54)      (2,308)             0          (93)         0
LOAN PRINCIPAL REPAYMENTS                              1,981        1,502              0        1,569      2,186
TRANSFERS TO THE PLAN                                      0            0              0      636,987          0
INTERFUND TRANSFERS                                    1,910      677,308              0       74,777     23,823
                                                  --------------------------------------------------------------
NET INCREASE (DECREASE)                               21,731      556,997          2,149      813,916     78,456

NET ASSETS AVAILABLE FOR PLAN BENEFITS
     Beginning of year                                     0            0              0            0          0
                                                  --------------------------------------------------------------
     End of year                                     $21,731     $556,997         $2,149     $813,916    $78,456
                                                  --------------------------------------------------------------
                                                  --------------------------------------------------------------

                                                  -----------------------------------------------------------
                                                      Large
                                                     Company
                                                      Growth    Development    Participant's
                                                       Fund         Fund           Loans             Total
                                                  -----------------------------------------------------------
ADDITIONS:
     Contributions:
        Participants                                 $92,731        $15,348                $0        $507,561

     Investment Income:
        Net appreciation(depreciation) in fair
           value of investments                       17,064         (5,079)                0         591,695
        Interest and dividends                        83,073          3,509                 0         247,406
                                                  -----------------------------------------------------------
           Total investment income/(loss)            100,137         (1,570)                0         839,101
                                                  -----------------------------------------------------------
           Total additions                           192,868         13,778                 0       1,346,662
                                                  -----------------------------------------------------------

DEDUCTIONS:
     Benefits paid to participants                  (255,656)             0           (91,099)     (2,062,667)
     Other expenses                                        0              0                 0          (1,794)
                                                  -----------------------------------------------------------
           Total deductions                         (255,656)             0           (91,099)     (2,064,461)
                                                  -----------------------------------------------------------

LOANS ISSUED TO PARTICIPANTS                         (27,520)             0            60,245               0
LOAN PRINCIPAL REPAYMENTS                              4,237            326           (49,655)              0
TRANSFERS TO THE PLAN                                      0              0                 0         752,367
INTERFUND TRANSFERS                                2,223,281         24,945                 0               0
                                                  -----------------------------------------------------------
NET INCREASE (DECREASE)                            2,137,210         39,049           (80,509)         34,568

NET ASSETS AVAILABLE FOR PLAN BENEFITS
     Beginning of year                                     0              0           158,888       4,952,941
                                                  -----------------------------------------------------------
     End of year                                  $2,137,210        $39,049           $78,379      $4,987,509
                                                  -----------------------------------------------------------
                                                  -----------------------------------------------------------



           The accompanying Notes are an integral part of this statement.

                          DELPHI INFORMATION SYSTEMS, INC.
                          Cash Option Profit Sharing Plan

                    STATEMENT OF CHANGES IN NET ASSETS AVAILABLE
                        FOR BENEFITS, WITH FUND INFORMATION
                        For the Year Ended December 31, 1996

            (Employer Identification Number 77-0021975, Plan Number 001)




                                        --------------------------------------------------------------------------------
                                                                 PARTICIPANT DIRECTED
                                        --------------------------------------------------------------------------------
                                                                    CIGNA      Fidelity
                                                          CIGNA   Guaranteed    Income       Fidelity
                                           Delphi    Guaranteed   Government     and          Growth
                                           Common     Long Term   Securities    Growth    Opportunities  Participant's
                                           Stock        Account    Account     Account       Account         Loans          Total
                                        --------------------------------------------------------------------------------------------
ADDITIONS:
   Contributions:
     Participants                          $12,469     $120,263      $23,527   $163,778        $307,706              -     $627,743

   Investment Income:
     Net appreciation/(depreciation)
        in fair value of
        investments                         (2,845)           -        4,146     70,841         465,534              -      537,676
   Interest                                      5       91,586          187      2,220           4,871            (33)      98,836
                                        --------------------------------------------------------------------------------------------
       Total investment income/(loss)       (2,840)      91,586        4,333     73,061         470,405            (33)     636,512
                                        --------------------------------------------------------------------------------------------
       Total additions                       9,629      211,849       27,860    236,839         778,111            (33)   1,264,255
                                        --------------------------------------------------------------------------------------------

DEDUCTIONS:
   Benefits paid to participants            (4,399)    (554,962)     (42,311)  (377,975)     (1,363,596)       (21,095)  (2,364,338)
   Other expenses                           (1,875)           -            -          -               -             21       (1,854)
                                        --------------------------------------------------------------------------------------------
       Total deductions                     (6,274)    (554,962)     (42,311)  (377,975)     (1,363,596)       (21,074)  (2,366,192)
                                        --------------------------------------------------------------------------------------------

LOANS ISSUED TO PARTICIPANTS                     -      (47,370)        (828)   (19,697)        (32,640)       100,535             -
LOAN PRINCIPAL REPAYMENTS                      157       41,308          739     22,124          24,794        (89,122)            -
INTERFUND TRANSFERS                        (13,059)      (1,819)     (11,536)   (67,640)         94,055              -             -
                                        --------------------------------------------------------------------------------------------
NET DECREASE                                (9,547)    (350,994)     (26,076)  (206,349)       (499,276)        (9,694)  (1,101,937)

NET ASSETS AVAILABLE FOR PLAN BENEFITS
   Beginning of year                        33,148    1,564,554      110,147  1,138,477       3,039,969        168,582    6,054,877
                                        --------------------------------------------------------------------------------------------
   End of year                             $23,601   $1,213,560      $84,071   $932,128      $2,540,693       $158,888   $4,952,941
                                        --------------------------------------------------------------------------------------------
                                        --------------------------------------------------------------------------------------------



           The accompanying Notes are an integral part of this statement.

                          DELPHI INFORMATION SYSTEMS, INC.
                          Cash Option Profit Sharing Plan

                    NOTES TO FINANCIAL STATEMENTS AND SCHEDULES

                             DECEMBER 31, 1997 AND 1996

            (Employer Identification Number 77-0021975, Plan Number 001)

1.   PLAN DESCRIPTION

     The following is a general description of the Delphi Information Systems, Inc. Cash Option Profit Sharing Plan (the "Plan"). Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

     GENERAL

     The Plan, which commenced January 1, 1988, is a qualified cash option profit sharing plan offered to all eligible employees of Delphi Information Systems, Inc. (the "Company" or "Delphi") when hired. Enrollment to participate and election changes occur quarterly. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Section 401 (a) and Section 401 (k) of the Internal Revenue Code ("IRC") of 1986, as amended.

     CONTRIBUTIONS

     Participants may elect to contribute an amount equaling from 1% to 20% of their basic compensation up to a maximum of $9,500 for 1997 for 1996 (salary reduction contributions). This maximum allowable contribution is adjusted each year for increases in the cost of living as provided in applicable regulations. This annual amount is an aggregate limitation that applies to all of an individual's salary reduction contributions and similar contributions under other plans. The Company may make an annual discretionary contribution to the Plan. Each Plan year, the Company will decide what portion of its profits, if any, it will contribute to the Plan. The Company did not make any contribution to the Plan during 1997 and 1996.

     The salary reduction contributions are deposited to the investment funds as directed by the participant.

     PARTICIPANT ACCOUNTS

     Each participant's account is adjusted with (1) the participant's contributions, (2) the related Company matching contributions, if any, (3) fund earnings or losses, and (4) other expenses, if applicable.

     VESTING

     Each participant has an immediate, fully vested right to receive all salary reduction contributions and earnings thereon, upon termination from the Company, or upon separation caused by death of the participant or under other special circumstances.

     The Company's contributions to the Plan, if any, and the earnings on such contributions, become vested in accordance with the following schedule:

                    Years                              Vested
                    of Service                       percentage
                    -------------------------------------------
                     1 but less than 2                   25%
                     2 but less than 3                   50%
                     3 but less than 4                   75%
                     4 or more                          100%

     FORFEITURES

     If a participant stops working for the Company before their account is 100% vested, they may forfeit the nonvested portion of their account. All amounts that are forfeited by terminated Participants are added to the Company's contributions to the Plan and divided up among the accounts of eligible Participants.

     INVESTMENT OPTIONS

     Participants may direct their salary reduction contributions and any earnings thereon may be invested in one or more of the following funds:

     a. Delphi Common Stock - Invests in the shares of the Company's common stock. This account was frozen July 1, 1997 and no participant's contributions are being allocated to this investment.

     b. Scudder Stable Value Fund - Invests in high-quality instruments, including guaranteed investment contracts, bank investment contracts, money market instruments, and synthetic contracts composed of triple-A-rated securities and high-quality bond portfolio's "wrapped" by insurance companies or banks rated AA or higher by Standard & Poor's or Moody's.

     c. Scudder Income Fund - Invests primarily in high-grade corporate bonds and government securities.

     d. Scudder Pathway Series - Balanced - Invests in a mix of Scudder mutual funds, including stock funds, bond funds, and stable value investments, that pursue capital appreciation as well as current income.

     e. Scudder Pathway Series - Conservative - Invests in a mix of Scudder mututal funds, including bonds, stock funds, and stable value investments, which pursue current income as a primary objective.


     f. Scudder Growth and Income Fund - Investments are income-producing common and preferred stocks of established companies divided mainly among the financial, manufacturing, health care, and consumer staples sectors.

     g. Scudder Global Fund - Invests in both U.S. and foreign stocks, with an emphasis on stocks of established companies or varying size.

     h. Scudder Large Company Growth Fund - Invests primarily in the stocks of medium-to-large sized U.S. companies with prospects for maintaining greater-than-average earnings, strong financial positions, and relatively little debt over time.

     i. Scudder Development Fund - Invests in a portfolio of stocks of small, emerging, or developing companies that show the promise of increased size and profitability or market recognition.

     j. The following are investment options that were available through July 1, 1997 and since have been close: CIGNA Guaranteed Long Term Account, CIGNA Guaranteed Government Securities Account, Fidelity Income and Growth Account, and Fidelity Growth Opportunities Acocunt.

     LOANS TO PARTICIPANTS

     The Plan allows participants to borrow against their vested accounts subject to certain limitations as described in the Plan agreement.

     PAYMENT OF BENEFITS

     For any event which may result in a distribution of benefits, a participant's benefit is distributed in a single, lump sum payment. The distribution is made in the form of cash, unless the participant elects to receive the portion of his account that was invested in the Company's stock in the form of whole shares of such Company stock.

     EXPENSES

     Expenses in connection with the purchase or sale of stock or other securities are charged to the fund for which such purchase or sale is made. The Trust Agreement stipulates that expenses incurred by the Asset Custodian in the performance of its duties including legal and audit fees shall be paid from the Trust Fund unless paid by the Company at its sole discretion.


     TERMINATION

     Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become fully vested in any Company contributions to their accounts.

     ADMINISTRATION

     The Plan is administered by an Administrative Committee appointed by the Board of Directors of the Company.

     The Committee has responsibility for supervising the collection of contributions, delivery of such contributions to the Asset Custodian, and maintenance of necessary records.

     The Asset Custodian's responsibilities include receipt of Plan contributions, investment and maintenance of trust assets in the available funds, and distributions under the plan of such amounts as the Committee shall direct from time to time.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING

     The accompanying financial statements are prepared on the accrual basis of accounting. The preparation of the financial statements in conformity with generally accepted accounting principles requires the Plan's management to use estimates and assumptions that affect the accompanying financial statements and disclosures. Actual results could differ from these estimates.

     Net realized and unrealized appreciation(depreciation) is recorded in the accompanying Statements of Changes in Net Assets Available for Benefits as net appreciation(depreciation) in fair value of investments.

     INVESTMENT VALUATION

     Investments, other that fully-benefit-responsive investment contracts, are stated at fair value as determined by quoted market prices. Approximately 28% of the Scudder Stable Value Fund is invested in fully-benefit-responsive investment contracts. Theses contracts are valued at contract value which has been determined by the Fund's Trustee to approximate fair value. The average interest rate of these contracts was 6.90% at December 31, 1997. Purchases and sales of securities are reflected on a trade date basis. Interest and dividend income from other investments is accrued as earned.


3.   TAX STATUS

     The Internal Revenue Service has determined and informed the Company by a letter dated August 4, 1995, that the Plan and related Trust are designed in accordance with applicable sections of the IRC. The Plan administrator believes the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC and that, therefore, the Plan was qualified and the related Trust was tax-exempt as of the financial statement dates.

 4.   CURRENT EVENTS

     Delphi Information Systems, Inc. acquired Insurnet, Inc. in December, 1993. Accordingly, it was resolved by the Company's Board of Directors in May, 1997 to transfer the assets of the Insurnet Inc. Retirement & Voluntary Investment Plan into the Delphi Informations Systems, Inc. Cash Option Profit Sharing Plan in July, 1997 through a trust-to-trust transfer in the amount of $752,357. This amount is shown as a transfer to the plan in the Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 1997.

                          DELPHI INFORMATION SYSTEMS, INC.
                          CASH OPTION PROFIT SHARING PLAN

                    SCHEDULE I - ITEM 27A - - SCHEDULE OF ASSETS
                            HELD FOR INVESTMENT PURPOSES
                              AS OF DECEMBER 31, 1997

            (EMPLOYER IDENTIFICATION NUMBER 77-0021975, PLAN NUMBER 001)


                                                                      Current
  Indentity of Issue/ Description of Investment        Cost (a)        Value
  ---------------------------------------------        --------    ------------
  *  Scudder Trust Company

          Delphi common stock, 32,747.501 shares,                      $30,700
               $0.10 par value, $1.03 per share

          Stable Value Fund                                         1,228,922
               1,228,920.63 units, $1.00 per unit

          Income Fund                                                  21,731
               1,613.335 units, $13.44 per unit

          Pathway Series-Balanced                                     556,997
               43,144.573 units, $12.91 per unit

          Pathway Series-Conservative                                   2,149
               168.288 units, $12.77 per unit

          Growth and Income Fund                                      813,916
               29,781.010 units, $27.28 per unit

          Global Fund                                                  78,456
               2,774.201 units, $28.26 per unit

          Large Company Growth Fund                                 2,137,210
               85,080.03 units, $25.12 per unit

          Development Fund                                             39,049
               1,012.938 units, $38.06 per unit

  * Participant Loans                                                  78,379
          7.25 to 9.50 percent interest
                                                                 ------------

                                                                   $4,987,509
                                                                 ------------
                                                                 ------------


     (a) Historical cost information could not be obtained from the Plan's custodian.
     *    Represents a party in interest.


           The accompanying notes are an integral part of this schedule.

                          DELPHI INFORMATION SYSTEMS, INC.
                          CASH OPTION PROFIT SHARING PLAN

              SCHEDULE II - 27D -- SCHEDULE OF REPORTABLE TRANSACTIONS
                        FOR THE YEAR ENDED DECEMBER 31, 1997





                                                           Purchases                                     Sales
                                                   --------------------------------------------------------------------------------

                                                   Number of       Purchase      Number of       Selling
Indentity of Issue/Description of Investment       Purchases        Price          Sales          Price     Cost (a)    Gain/(Loss)
-----------------------------------------------------------------------------------------------------------------------------------
*  Scudder Trust Company

     Stable Value                                         35     $1,319,370              9       $90,449
     Fund

     Pathway Series-                                      27       $733,553             11      $160,810
     Balanced Fund

     Growth and                                           32       $827,797              1           $94
     Income Fund

     Large Company                                        30     $2,539,608             13      $419,462
     Growth Fund

*   CIGNA

     Guaranteed Long                                      (a)      $116,801             (a)   $1,490,772
     Term Fund

Fidelity

     Income and Growth                                    (a)       $62,710             (a)   $1,124,347
     Account

     Growth Opportunitites                                (a)      $219,906             (a)   $3,215,317
     Account

     (a) Historical cost information and number of purchases/sales could not be obtained from the Plan's asset custodian.
     *     Represents a party in interest .



           The accompanying notes are an integral part of this schedule.